UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

HOLOGIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 11, 2020

To Our Stockholders:

On March 5, 2020, we will be holding our 2020 Annual Meeting of Stockholders (the “Annual Meeting”). A number of proposals will be presented for your consideration and approval at the Annual Meeting, all of which are described in detail in our proxy statement, which has been made available to you and filed with the U.S. Securities and Exchange Commission (the “SEC”). We encourage you to read the proxy statement in its entirety for detailed information regarding all of the proposals.

Clarification

Since filing our proxy statement, we have received a question regarding actions taken by our Compensation Committee in response to decreased support for our 2019 say-on-pay proposal, and specifically, what changes to our executive compensation program have been made in response to the 2019 say-on-pay vote.

In our proxy statement, we describe our extensive shareholder outreach and provide details regarding the feedback we received from eight of our ten largest investors last fall. In these outreach discussions, all of the investors with whom we spoke supported our overall executive compensation program design. The only concerns expressed by any of these large investors related to the one-time CEO retention equity grant made in December 2017, and, in particular, the size of the grant. Despite these concerns raised by some investors, most of them supported the grant, understanding the unique nature of the situation.

Based on these investor outreach discussions as well as the evolution of our executive compensation programs, as described in the proxy statement, we believe that the decrease in say-on-pay approval in 2018 and 2019 was primarily, if not entirely, related to the one-time CEO retention equity grant. While we have described the circumstances leading to the grant and the reasoning for it in great detail in our 2018 and 2019 proxy statements, we are filing these materials to clarify the Board’s position with respect to the one-time nature of this CEO retention equity grant. While they continue to believe that the one-time CEO retention equity grant was warranted under the unique circumstances in 2017, the independent members of the Board and the Compensation Committee have determined that no additional special retention equity grants will be made to Mr. MacMillan, regardless of circumstance.

As our largest investors have expressed support for the overall design of our executive compensation program, a program that the Compensation Committee believes is in the best interests of the Company and its shareholders, the Committee has not made significant changes to the overall design of our executive compensation program.

As we strive for compensation practices that are appropriate for Hologic and support long-term stockholder value, we continue to seek out and appreciate feedback from our stockholders.

We ask that you vote FOR the Company’s say-on-pay proposal (Proposal 2), and we thank you for your consideration and continued support.

Stockholders can obtain the definitive proxy statement, and any amendments or supplements to the proxy statements and other documents filed by Hologic with the U.S. Securities and Exchange Commission (the “SEC”) for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the proxy statement are also available for free at Hologic’s website at www.hologic.com. In addition, stockholders can obtain a copy of the definitive proxy statement, and any amendments and supplements to the definitive proxy statement, by contacting our Corporate Secretary at Hologic, 250 Campus Drive, Marlborough, MA 01752. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Hologic’s stockholders is available in the definitive proxy statement filed on Schedule 14A with the SEC on Wednesday, January 22, 2020.